EXHIBIT 10.1

ORANGE 21 INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered effective March 1, 2006, by and between Orange 21 Inc., a Delaware corporation (“Employer”), and Jerry Kohlscheen (“Employee”), with respect to the following facts:

A. Whereas, Employee will serve as Chief Operating Officer of Employer;

B. Whereas, Employer is a Delaware corporation engaged in the business of the design, manufacture, sale, and distribution of sunglasses and related products bearing Employer’s trade name; and

C. Whereas, Employer wishes to secure and Employee wishes to provide ongoing services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Employment. Employer hereby agrees to employ Employee as its Chief Operating Officer, and Employee hereby agrees to be employed by Employer in such capacity, subject to the terms and conditions in this Agreement.

2. At Will Employment. The parties acknowledge and agree that: (a) Employee’s employment is not for a specified term and may be terminated by Employer or Employee at any time with or without cause; (b) this provision is intended to be the complete and final expression of the parties’ understanding regarding the terms and conditions under which Employee’s employment may be terminated; (c) no representation contrary to this provision is valid; and (d) this provision may not be augmented, contradicted, or modified in any way, except by a writing signed by Employee and by Employer’s Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

3. Compensation. Employer shall pay Employee the following forms of compensation:

a. Base Salary. Employee shall be paid a gross annual salary of $175,000 (“Base Salary”), payable on a pro-rated basis according to Employer’s payroll schedule and subject to applicable withholdings and other payroll deductions. The Base Salary is subject to adjustment at the end of each calendar year by the Board of Directors of Employer (the “Board”) in its sole and absolute discretion. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the Termination Date.

b. Commissions, Profit Sharing and Bonuses. Each year, in the sole and absolute discretion of the Board, Employee may be entitled to participate in commission programs, profit sharing programs and bonuses programs. The terms and conditions of any such programs will be established by the Board each year and Employee will be notified of such terms and conditions for such year. For 2006, the terms and conditions of such programs as the programs apply to Employee are outlined on Exhibit A, attached hereto. Employee will be required to sign an agreement regarding such programs each year as a condition of receiving the benefit of such program.

c. Stock Options. From time to time, in the sole and absolute discretion of the Board, Employee may be granted an option to purchase shares of Common Stock of Employer on terms and conditions established by the Board.

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4. Duties.

a. Position. Employee is employed as Chief Operating Officer and shall have the duties and responsibilities assigned by the Board both upon the Effective Date and as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

b. Best Efforts/Full-time. Employee will expend his/her best efforts on behalf of Employer, and will abide by all policies and decisions made by Employer, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Employer at all times. As an employee of Employer, Employee agrees: (a) to devote Employee’s utmost knowledge and best skill to the performance of Employee’s duties under this Agreement; and (b) to devote Employee’s full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness. Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not interfere with his/her performance of his/her duties and responsibilities and do not violate Section 11 of this Agreement, to serve on civic or charitable boards or committees and serve on the boards of other companies.

5. Personnel Policies and Procedures. Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of Employer. To the extent any provisions in Employer’s personnel policies and procedures differ from the terms of this Agreement, the terms of this Agreement shall control.

6. Expenses. Employee is authorized to incur ordinary and necessary expenses in connection with the performance of his/her duties that are consistent with the policies of Employer as outlined in the Employer’s Travel and Expense Guidelines, which may from time to time be modified or amended by the Chief Executive Officer. Employer will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures with supporting documentation. Employee agrees to submit expense reimbursement requests within thirty (30) days after he/she incurs such expenses.

7. Insurance/Benefits. Employee shall be entitled to participate in any insurance or other employee benefit program maintained by Employer for the benefit of similarly situated employees subject to the terms and conditions of Employer’s benefit plan documents. Employer reserves the right to change or eliminate the benefits on a prospective basis, at any time, effective upon notice to Employee.

8. Vacation. Employee shall be entitled to two (2) weeks of vacation in each calendar year during the first year of employment; three (3) weeks of vacation in each calendar year during the second through seventh year of employment; and four (4) weeks of vacation in each calendar year during each subsequent years. Vacation shall be earned on a monthly basis at a rate calculated by dividing the number of days of vacation per year by twelve (12). For example – if the Employee is entitled to 15 days of vacation per year, the Employee will accrue 1.25 days of vacation for each month worked during the year. Vacation not taken during the applicable fiscal year shall be carried over to the following fiscal year, for a maximum vacation accrual of six (6) weeks vacation time. Once the Employee reaches the accrual maximum, no additional vacation will be earned until such a time as the Employee uses some vacation to bring the vacation accrual below the permitted maximum. Vacation shall be taken at times consistent with the reasonable needs of the business of Employer and at time that would not be detrimental to the interests of Employer. Accrued but unused vacation days shall be paid in a cash lump sum promptly upon termination, as defined in Section 9 below.

9. Termination. Employee’s employment may be terminated upon occurrence of one of the following events:

a. By Death. This Agreement shall automatically terminate upon Employee’s death. Employer and Employee shall treat termination under this Section 9(a) as termination by Employer

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without cause under Section 9(e) below with payments made to Employee’s beneficiaries or estate, as appropriate.

b. By Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties hereto. Termination under this Section 9(b) shall be treated as terminated without cause under Section 9(e) below.

c. Disability. If Employee is prevented from fully performing the essential functions of Employee’s duties under this Agreement because of any illness or physical or mental disability, with or without reasonable accommodation, for a period or periods of more than ninety (90) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12)-month period, Employer may terminate this Agreement in its sole discretion in accordance with state and federal law. If Employee’s employment is terminated, Employer and Employee shall treat termination under this Section 9(c) as termination by Employer without cause under Section 9(e) hereof.

d. By Employer For Cause. This Agreement may be terminated by Employer at any time for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Chief Executive Officer in his/her sole discretion:

(i)	Commission of a felony or any lesser crime or offense involving fraud, embezzlement, dishonesty, breach of trust, or breach of fiduciary duty; or

(ii)	Conduct that has caused demonstrable and serious injury to Employer or any of its affiliates, monetary or otherwise; or

(iii)	The order of a regulatory agency that Employee be removed from any office, authority, or employment with Employer; or

(iv)	Willful misconduct, gross negligence, or recklessness on the part of Employee with respect to Employee’s obligations or otherwise related to the business of Employer; or

(v)	Refusal to perform, or substantial disregard of duties properly assigned to Employee by Employer; or

(vi)	Breach of duty of loyalty to Employer or any of its affiliates or other act of fraud or dishonesty in the course of employment; or

(vii)	Breach by Employee of the terms of any agreement between or among Employee and Employer; or

(viii)	Violation of any policy of Employer.

For the avoidance of doubt, (i) termination for death as described in Section 9(a), (ii) termination by mutual consent as described in Section 9(b) or (iii) termination for disability as described in Section 9(c) shall not be considered termination for Cause. “Termination Date” shall mean the date Employee’s employment relationship with Employer terminates. This Agreement terminates effective the Termination Date.

e. By Employer Without Cause. Employer may, at any time, terminate Employee’s employment without Cause and for reasons not specified above.

10. Effect of Termination. Upon termination of the employment relationship, all Employer obligations to Employee will automatically terminate unless expressly stated in this Agreement as a

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continuing obligation. Employee shall have no right to receive any payments or benefits hereunder except for the following, where applicable:

a. Employee’s Base Salary payable pursuant to Section 3(a) hereof prorated to the Termination Date, including any accrued and unused vacation;

b. Any commissions, profit sharing or bonuses, in accordance with the terms established by the Board from time to time, as provided by Section 3(b) above (provided that any such commissions, profit sharing or bonuses shall, where applicable and to the extent earned in accordance with the criteria established by the Board, be pro-rated through the Termination Date).

c. Reimbursement of expenses incurred in accordance with Section 6 hereof prior to the Termination Date to the extent not previously reimbursed by Employer; and

f. Provided Employee has not been terminated for Cause, a severance payment in the amount established by the Board from time to time for such Employee (it be understood and acknowledged that the severance payment for the year 2006 shall be set forth on Exhibit A, attached hereto, and that the Board shall not reduce such amounts for future years of service). Any severance payment is conditioned upon the fact that Employee complies with all surviving provisions of this Agreement as specified in Section 16 and executes a severance agreement and general release of all claims in a form provided by Employer.

11. No Conflict of Interest; Nondisclosure of Proprietary Information.

a. No Conflict of Interest. During Employee’s employment by Employer, Employee shall not, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, investor, or other participant) in any “Competitive Business” (as hereinafter defined) in the United States, without regard to: (i) whether the Competitive Business has its office or other business facilities within the United States; (ii) whether any of the activities of Employee occur or are performed within the United States; or (iii) whether Employee resides in, or reports to an office within, the United States. For purposes of this Section 11, “Competitive Business” shall mean the business of design, manufacture, sale, and distribution of sunglasses, motocross or snow goggles, and related products and accessories or any other business in which Employer becomes engaged during the term of Employee’s employment with Employer. Notwithstanding the foregoing, Employee’s passive ownership of stock in a public company is not prohibited by this Agreement.

b. Nondisclosure. During the period that Employee is employed by Employer, and for an infinite period thereafter, Employee shall not disclose, directly or indirectly, any confidential or proprietary information regarding any aspect of Employer, including any information relating to its finances, business, operations, products, procedures, business practices, marketing plans, trademarks, customer lists, and pricing information, that is not public knowledge (“Proprietary Information”), to any third parties or to other employees of Employer except Employees who have a demonstrable need to know the Proprietary Information for purpose of advancing the business of Employer. Employee also agrees that he/she shall not use any Proprietary Information in his/her possession for any purpose other than as required to fulfill his/her responsibilities as a employee of Employer. Employee shall promptly notify Employer of any Proprietary Information prematurely or improperly disclosed. Proprietary Information includes not only information belonging to Employer that existed before the date of this Agreement, but also information developed by Employee for Employer or its employees during the term of this Agreement and thereafter.

c. Return of Proprietary Information and Employer’s Property. Employee will not remove any Proprietary Information from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, unless permitted in writing by the Chief Executive Officer as necessary for the performance of Employee’s obligations under this Agreement. Immediately upon Employer’s request, or Employee’s Termination Date as defined in Section 9, Employee shall return

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any documents or other written materials that contain Proprietary Information, and any property that belongs to Employer, including copies of any computer programs or data owned by Employer.

d. Remedies. The parties to this Agreement hereby agree that: (i) if Employee breaches this Section 11, the damage to Employer will be substantial, although difficult to ascertain, and money damages will not afford Employer an adequate remedy, and (ii) if Employee is in breach of this Section 11, or threatens a breach of this Section 11, Employer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Section 11.

12. Developed Information.

a. Disclosure and Assignment of Developed Information. During Employee’s employment with Employer, Employee will, without additional compensation, promptly disclose and, to the full extent allowed by law and subject to creation of such property, assign to Employer, all rights to which Employee may be entitled with respect to patents, trade secrets, copyrights, mask works, trademarks, inventions, discoveries, designs, formulae, processes, methods, manufacturing techniques, improvements, ideas, copyrightable works, and other intellectual property: (a) which relate to Employer’s past, present or demonstrated or reasonably foreseeable future business or research, whether or not developed during normal working hours; or (b) which are developed with the use or aid of any Employer equipment, supplies or facilities; or (c) which use or are based on or developed from any proprietary or confidential information of Employer, or of a third party, access to which Employee obtains through Employer or in the course of his/her duties at Employer; or (d) which result from any work, service, or duty Employee performs for Employer, and Employee agrees to waive any pre-emptive or other rights that he/she may have in such property. At all times, both during and after his/her employment with Employer, Employee will do whatever is reasonably requested by Employer, at Employer’s expense, to assist Employer or its designee in obtaining and enforcing its rights throughout the world with respect to the assignments which Employee has made or is obligated to make to Employer or its designee under this Agreement. Employee is not obligated to assign to Employer or its designee any rights in inventions which Employee develops entirely on his/her own time without using Employer’s equipment, supplies, facilities, or trade secrets, except for inventions: (i) which relate at the time of conception or reduction to practice to Employer’s business, or actual or demonstrably anticipated research or development, or (ii) which result from any work performed by Employee for Employer. In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from Employee’s work under this Agreement shall be “works for hire” as defined in federal copyright law.

b. Preexisting Developments. Employee must notify management of any and all inventions, discoveries, developments, improvements, and trade secrets which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to employment with Employer or during his/her employment but which does not fall within the assignable developments described in Section 12(a) and which Employee desires to remove from the operation of this Agreement. If Employee does not so notify management, Employee represents that he/she has made no inventions, improvements, developments, or improvements at the time of signing this Agreement that are to be removed from the operation of this Agreement. If Employee fails to make any required disclosure or breaches any term of Section 12(a), Employee agrees that any applicable limitations periods shall be tolled and shall not run as to any claim, right, or cause of action Employer may have relating to such disclosure or breach that would have been discovered had the required disclosure been made, until such time as Employer obtains actual knowledge of the facts giving rise to its claim.

13. Solicitation of Employees Prohibited. Employee will be called upon to work closely with employees of Employer in performing services under this Agreement. All information about such employees that becomes known to Employee during the course of his/her employment with Employer, and that is not otherwise known to the public, including compensation or commission structure, is confidential and shall not be used by Employee in soliciting employees of Employer at any time during or after termination of his/her employment with Employer. During Employee’s employment and for two (2) years following the termination of Employee’s employment, Employee shall not directly or indirectly ask,

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solicit, or encourage any employee(s) of Employer to leave their employment with Employer. Employee further agrees that he/she shall make any subsequent employer aware of this non-solicitation obligation.

14. Representation Concerning Prior Agreements. Employee warrants that he/she is not bound by any non-competition and/or non-solicitation or other agreement that would preclude, limit, or in any manner affect his/her employment with Employer. Employee further represents that he/she can fully perform the duties of his/her employment without violating any obligations he/she may have to any former employer, including, but not limited to, misappropriating any proprietary information acquired from a prior employer. Employee agrees that he/she will indemnify and hold Employer harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

15. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials, and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received: (a) upon delivery, if delivered in person or by facsimile or e-mail transmission with receipt acknowledged; or (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service; or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to Employee’s residence address (or such other address as Employee may specify in a written notice to Employer), or to Employer’s principal office.

16. Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of his/her rights or obligations under this Agreement. Employee agrees that his/her obligations under Sections 11, 12, 15, and 22 of this Agreement shall survive the termination of this Agreement.

17. Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements with Employer or any officer or agent thereof, except for the terms of the Spy Confidentiality Agreement. Employee understands that no representative of the Employer has been authorized to enter into any agreement or commitment with Employee that is inconsistent in any way with the terms of this Agreement.

18. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by Employee and Employer’s Chief Executive Officer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

19. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

20. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing that provision and each and every other provision of this Agreement.

21. Indemnification. Employer agrees to provide Employee with a defense and indemnification in accordance with the provisions of the California Labor Code against any third party claims related to or arising out of Employee’s employment with or positions held for Employer; provided,

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however, that Employer shall not be liable, and shall not provide a defense or indemnification for any claim wherein the Employee has acted outside the course and scope of his/her employment.

22. Arbitration.

a. Agreement to Arbitrate. To the fullest extent permitted by law, Employee and Employer agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Employer and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, intellectual property claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Employer” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Employer. By executing this Agreement, Employee and the Employer are both waiving the right to a jury trial with respect to any such disputes.

b. Consideration. The mutual promise by Employer and Employee to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

c. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. All issues of arbitrability shall be governed by the Federal Arbitration Act.

d. Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”) (available on-line at www.adr.org) or JAMS (available on-line at www.jamsadr.com). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. Any final judgment rendered by the arbitrator may only be appealed on the grounds of improper bias or improper conduct of the arbitrator.

e. Costs of Arbitration. Employer shall bear the costs of the arbitration filing and hearing fees and the fees of the arbitrator.

23. Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

24. Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Employer, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and has had it reviewed by legal counsel, if desired, and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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25. Employee Acknowledgment. Employee acknowledges that he/she has been advised by Employer to consult with independent counsel of his/her own choice, at his/her expense, concerning this Agreement, that he/she has had the opportunity to do so, and that he/she has taken advantage of that opportunity to the extent that he/she desires. Employee further acknowledges that he/she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his/her own judgment.

26. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Orange 21 Inc.		Employee:

By	/s/ Barry Buchholtz	/s/ Jerry Kohlscheen
	Barry Buchholtz	Name:	Jerry Kohlscheen
	Chief Executive Officer	Address:	6454 Willow Place
Carlsbad, CA 92011

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EXHIBIT A

TERMS OF (1) COMMISSION PROGRAM, (2) PROFIT SHARING, (3) BONUS PROGRAM, (4) STOCK OPTION AND (5) SEVERANCE PROGRAM APPLICABLE FOR FISCAL YEAR 2006

(AS APPLICABLE)

(note: to be completed, if applicable, or marked “not applicable” otherwise)

COMMISSION PROGRAM:	n/a

PROFIT SHARING:	n/a

BONUS PROGRAM:	up to Sixty Thousand Dollars ($60,000) payable as follows:

•      up to Fifty Percent (50%) of such potential bonus (i.e., up to $30,000) shall be payable in the discretion of the Board if the Company achieves financial performance for fiscal year 2006 equal to or exceeding the Company’s financial plan for 2006, as approved by the Board; and

•      up to Fifty Percent (50%) of such potential bonus (i.e., up to $30,000) shall be payable at the discretion of the Company’s Chief Executive Officer if certain operational targets to be established between the Chief Executive Officer and Mr. Kohlscheen for fiscal 2006 are achieved (as determined by the Chief Executive Officer).

STOCK OPTIONS:	n/a

SEVERANCE PROGRAM:	n/a

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